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                                                                       Exhibit 1

                            SHAREHOLDERS AGREEMENT
                            ----------------------


     This Shareholders Agreement ("Agreement") is made and effective as of March 15, 2000, by and among Mel Rich ("Rich"), Stephen R. Stern ("Stern") and Howard
M. Lorber ("Lorber," and, together with Rich and Stern, the "Shareholders").

                                   RECITALS

     A. The Corporation's authorized capital consists of 10,000,000 shares, $.01 par value of common stock ("Shares").

     B. The Shareholders desire to enter into this Agreement to provide for certain restrictions, rights, and privileges relating to the Shares.

IN WITNESS WHEREOF, THE PARTIES AGREE AS FOLLOWS:

1.   Representations of the Shareholders.

     Each Shareholder represents to and agrees with the other Shareholders and the Corporation that: (a) such Shareholder is the legal holder and beneficial owner of the Shares currently owned by such Shareholder, as listed on Schedule A hereto, (b) such Shares are free and clear of all liens, claims, charges, options and encumbrances other than restrictions on transfer under this Agreement, and applicable federal and state securities laws, (c) such Shareholder has the right, power and authority to execute, deliver and perform its obligations under this Agreement and all requisite corporate or other action has been taken, and (d) such Shareholder will have the right to transfer such Shares upon the terms and subject to the conditions of this Agreement.

2.   Restrictions on Shares.

     All of the provisions of this Agreement shall apply to each Shareholder's Shares, and all other Shares which may be acquired, issued or transferred hereafter by any means to any Shareholder from, without limitation, any additional issuance, purchase, exchange or reclassification of any such Shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by any Shareholder in any other manner.

3.   Agreement to Sell Shares.

     a. In the event that there is a public offering of Shares in which the shareholders of the Corporation participate and in which the Shareholders desire to participate, the Shareholders agree as follows:

          (i) the Shareholders will be entitled to elect to participate in such public offering on a pro rata basis, based on the number of Shares owned by them, as set forth on Schedule A. In the event that such offering is an underwritten public offering, if the managing

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     underwriter or the Corporation determines the number of Shares owned by the
     Shareholders and requested to be included in the registration statement exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Corporation and the underwriter or the Corporation limits or totally excludes the Shares owned by the Shareholders, the number of Shares shall be which shall be excluded shall be determined on such pro rata basis; and

          (ii) without the consent of Rich, Stern and Lorber shall not be entitled to sell a greater percentage of their ownership in the Corporation than Rich sells in such offering. For example, if Rich sells twenty(20%) percent of his Shares, then Stern and Lorber shall each be entitled to sell up to twenty (20%) percent of his Shares.

     b. Excepts as provided in subsection (a) above, the Shareholders shall be entitled to sell their Shares without restriction, in compliance with applicable laws.

4.   Legend.

     Upon the execution of this Agreement, each Shareholder shall surrender to the Corporation his, her, or its stock certificate representing the Shares, which stock certificate shall be imprinted with the following legend:

          "The Shares represented hereby are also subject to the terms of a Shareholders' Agreement, dated as of March 1, 2000, by and among Evergood Products Corporation, Inc. and certain Shareholders, a copy of which is on file at the principal office of the Corporation, and any sale, pledge, gift, transfer, assignment, encumbrance or other disposition of the shares represented by this certificate in violation of said Agreement shall be void and of no effect."

5.   Term of Agreement.

     The Shareholders' duties and obligations under this Agreement shall terminate upon the earlier of: (i) consummation of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Shares and (ii) two years from the date hereof.

6.   Miscellaneous.

     a. Each party hereto acknowledges that he, she, or it has read this Agreement, understands it, and agrees to be bound by its terms, and further acknowledges and agrees that it is the complete and exclusive statement of the agreement and understanding of the parties regarding the subject matter hereof, which supersedes and merges all prior proposals, agreements and understandings, oral and written, relating to the subject matter hereof. The parties may, by mutual consent, amend, modify, supplement and waive any right under this Agreement in any manner agreed by them in writing at any time.

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     b.   If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall be deemed severable from the remaining provisions hereof which shall remain in full force and effect. In the event that any provision is declared invalid or unenforceable, the Shareholders and the Corporation and agree to substitute for such invalid or unenforceable provision a new provision which reflects, to the closest extent possible, the intent of the parties.

     c. No waiver of any provision of this Agreement or any breach thereof shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or any other breach hereunder nor shall such waiver constitute a continuing waiver. Either party may waive performance of any provision of this Agreement, the non-performance of which would otherwise constitute a breach of this Agreement, including but not limited to the non-performance of any condition precedent to such party's performance, without affecting the enforceability of this Agreement and the provisions contained herein.

     d. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

     e. The parties agree that the Shareholders shall each have the right to seek damages or specific performance if any Shareholder fails to perform his, her, or its obligations under this Agreement. Therefore, if any Shareholder institutes any action or proceeding to enforce the provisions hereof, the Shareholder, against whom enforcement is sought, hereby waives any claim or defense that the plaintiff party has an inadequate remedy at law.

     f. Any notice or other communication to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, if to the Corporation, addressed to the Corporation at its then-principal business address, and if to any Shareholder, addressed to him or it at his or its address as it appears in the stock records of the Corporation, or to such other address as any party may have furnished to the others in writing. Unless otherwise provided in this Agreement, notice given pursuant to this section shall be deemed given as of the date of its receipt.

     g. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     h. All representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement.


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     IN WITNESS WHEREOF, the parties have executed this Agreement, which shall be effective as of the date first above written.


                              "Shareholders"


                              /s/ Mel Rich
                              ---------------------------------------
                              Mel Rich


                              /s/ Stephen R. Stern
                              ---------------------------------------
                              Stephen R. Stern


                              /s/ Howard M. Lorber
                              ---------------------------------------
                                  Howard M. Lorber

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                                  SCHEDULE A

Shareholder                   Number of Shares              Percentage Ownership

Mel Rich                         1,562,612                          34.9%

Stephen R. Stern                   594,061                          13.3

Howard M. Lorber                   313,317                           7.0

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